Exhibit 5.1

direct dial: 248.723.0347	Timothy E. Kraepel	email: TKraepel@howardandhoward.com
November 26, 2008
Meadowbrook Insurance Group, Inc.
Attn: Michael G. Costello, Senior Vice President and General Counsel
26255 American Drive
Southfield, MI 48034-5178
Greetings:
     We have acted as counsel to Meadowbrook Insurance Group, Inc. in connection with the preparation and filing of a registration statement on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, covering 500,000 shares of Meadowbrook Insurance Group, Inc. Common Stock (“Common Stock”) offered pursuant to the Meadowbrook Insurance Group, Inc. Shareholder Investment Plan (the “Plan”).
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates, and other documents and conducted interviews with officers as we considered necessary or appropriate for purpose of this opinion.
     It is our opinion that the Common Stock issuable under the Plan has been duly authorized and when issued in the manner described in the Plan, will be legally issued, fully paid, and non-assessable.
     We consent to the use of our name under the caption “Legal Opinions” in the Prospectus which forms a part of the Registration Statement.
Very truly yours,
HOWARD & HOWARD
/s/ Timothy E. Kraepel
Timothy E. Kraepel